EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 26, 2018, with respect to the financial statements of White Cliffs Pipeline, L.L.C. included in the Annual Report of SemGroup Corporation on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of SemGroup Corporation on Forms S-3 (File No. 333-210044 and File No. 333-220946), on Forms S-8 (File No. 333-170968, File No. 333-189905, and File No. 333-214561) and on Forms S-4 (File No. 333-222464 and File No. 333-222473).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
February 26, 2018